Exhibit 99.1

Zapata Quantum Joins IBM Quantum Network to Accelerate Mission-Driven Quantum Application Development

Effort builds on prior collaboration to translate high-value use cases into practical applications running on IBM quantum computers

BOSTON, Massachusetts – October 6, 2026 – Zapata Quantum (OTCQB: ZPTA) (“Zapata” or the “Company”) today announced it has joined the IBM Quantum Network with plans to use IBM’s world-class quantum computers with Zapata’s deep expertise in use-case discovery and application development. The Company’s effort aims to help close the quantum application gap by translating advances in quantum computing into mission-critical applications and real-world impact.

“The rapid progress IBM is making on the path to fault-tolerant quantum computing brings the quantum application gap into sharper focus,” said Sumit Kapur, CEO of Zapata Quantum. “These advances must be matched by progress in identifying, evaluating and developing the applications that will deliver real-world value. We are excited for Zapata’s Quantum Application Intelligence™ to translate organizations’ highest-mission priorities into practical quantum applications.”

“IBM’s roadmap to fault-tolerant quantum computing is one of the most credible in the industry, and superconducting qubits remain one of the most capable paths to advantage because their hardware is fast,” said Jonny Olson, VP Strategy and Co-Founder of Zapata Quantum. “Joining the IBM Quantum Network lets us better identify valuable opportunities for organizations that need the fastest systems, and then prepare those organizations for the precise moment that quantum gives them real ROI.”

Joining the IBM Quantum Network builds on a history of joint IBM and Zapata research done on early quantum devices. Zapata used IBM quantum computers in a landmark study published in Nature Biotechnology that produced experimentally validated candidates targeting KRAS and was selected as one of the journal’s Top 10 Articles of 2025.¹ Scientists from the two companies also co-authored research published in npj Quantum Information, which advanced the understanding of variational quantum factoring on a superconducting processor.2

Being part of the IBM Quantum Network also reflects Zapata’s broader strategy of working with technology leaders across the quantum and AI ecosystems. Insights from being part of the IBM Quantum Network will inform Quantum Pilot™, Zapata’s hardware-agnostic platform that helps enterprises identify, prioritize, and develop quantum applications as hardware matures.

To learn more about Zapata’s work in quantum application development, please visit the Company’s website.

About Zapata Quantum

Zapata Quantum is a leading hardware-agnostic, pure-play quantum software company focused on accelerating quantum application development. With a portfolio of more than 60 granted and pending patents developed over seven years, Zapata supports applications across cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only organization to have participated across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to translate quantum advances into real-world impact. The Company’s study demonstrating the potential of quantum-enabled drug discovery was recognized as one of Nature Biotechnology’s Top 10 Papers of 2025. Learn more at zapataquantum.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the use of IBM’s quantum computers and the potential future applications and benefits of quantum applications and prospective opportunities and value that could be generated therefrom. Forward-looking statements may be prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” “believe,” “estimate,” “forecast,” “project,” and similar words and expressions as they relate to us, are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance, and are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, many of which are outside of our control. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, our ability to identify, develop and commercialize quantum computing technologies and practical applications for such technologies, our ability to secure and maintain contracts with customers and collaborators, the state of the U.S. economy including issues caused by affordability, the risk of future inflation and uncertainty surrounding interest rates and the possibility of a recession, uncertainty surrounding and impacts arising from tariffs and developments relating thereto, our ability to attract and retain key personnel, our ability to obtain, maintain and protect intellectual property rights, the risk that software and technology infrastructure on which we depend fails to perform as designed or intended, the possibility that competitors may develop or access technology with similar or superior capabilities to our technology offerings, the possibility of adverse regulatory developments that could adversely impact us or our collaborators or the technologies on which we depend, and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026, and our Prospectus filed with the SEC on August 11, 2026. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact

Taylor White

taylor@hkamarcom.com

Investor Relations Contact

Richard Land

investors@zapataquantum.com

1.	Ghazi Vakili, M., Gorgulla, C., Snider, J. et al. Quantum-computing-enhanced algorithm unveils potential KRAS inhibitors. Nat Biotechnol 43, 1954–1959 (2025). https://doi.org/10.1038/s41587-024-02526-3

2.	Karamlou, A.H., Simon, W.A., Katabarwa, A. et al. Analyzing the performance of variational quantum factoring on a superconducting quantum processor. npj Quantum Inf 7, 156 (2021). https://doi.org/10.1038/s41534-021-00478-z